Exhibit 10.14

Summary of Compensation Arrangements with Executive Officers
As of February 28, 2006

The following summarizes the current compensation and benefits received by the Chief Executive Officer of Marine Products Corporation (“the Company”) and the Company’s other four most highly compensated executive officers (the “Named Executive Officers”) as of February 28, 2006. Compensation paid with respect to fiscal 2005 will be described in the Company’s 2006 Proxy Statement.

This document is intended to be a summary of existing oral, at will arrangements, and in no way is intended to provide any additional rights to any of the Named Executive Officers.

Base Salaries

The 2006 annual base salaries for the Company’s Named Executive Officers as of February 28, 2006 are as follows:

R. Randall Rollins, Chairman of the Board	$300,000
Richard A. Hubbell, President and Chief Executive Officer	$350,000
James A. Lane, Jr., Executive Vice President and President of Chaparral Boats, Inc.	$67,841
Linda H. Graham, Vice President and Secretary	$115,000
Ben M. Palmer, Vice President, Chief Financial Officer and Treasurer	$175,000

Discretionary Bonuses

All of the Named Executive Officers with the exception of Mr. Lane are eligible for annual cash bonuses which are awarded on an entirely discretionary basis, following a review by the Company’s Compensation Committee of the performance of the Company and the executives for the relevant year. The Compensation Committee’s decisions are based upon broad performance objectives. The bonus program focuses on the achievement of short-term objectives. Bonus decisions are made based on a review of net income, budget objectives, and other individual-specific performance objectives. The performance objectives considered by the Committee relate to each executive officer improving the contribution of his or her functional area of responsibility to further enhance the earnings of the Company.

Discretionary bonuses are not made subject to any plan or program, written or unwritten. No specific performance criteria are established in advance, and no specific ranges for bonuses are established in advance. Bonuses for a particular fiscal year are generally determined during the first quarter of the following fiscal year and paid at the discretion of the Compensation Committee.

Bonuses were paid in the first quarter of 2006 for the year ended December 31, 2005 and totaled $545,000 for all of the executive officers, based on improved financial performance of the Company in 2005 compared to 2004. As previously reported, discretionary bonuses for 2005 were paid to each of the Named Executives (other than Mr. Lane) in the first quarter of 2006 as follows:

R. Randall Rollins, Chairman of the Board	$220,000
Richard A. Hubbell, President and Chief Executive Officer	$175,000
Linda H. Graham, Vice President and Secretary	$40,000
Ben M. Palmer, Vice President, Chief Financial Officer and Treasurer	$110,000

The Compensation Committee’s current policy is not to award discretionary bonuses to Mr. Lane. However, Mr. Lane is party to a Compensation Agreement with the Company, a copy of which is filed as an exhibit to this Form 10-K, pursuant to which he is entitled to certain payments based on Company performance.

Stock Options and Other Equity Awards

The Named Executive Officers are eligible to receive options and restricted stock under the Company’s stock incentive plan, in such amounts and with such terms and conditions as determined by the Committee at the time of grant. The Company’s stock incentive plans and standard forms of option and restricted stock grant agreements are filed as exhibits to this Form 10-K.

Supplemental Retirement Plan

All of the Named Executive Officers are eligible to participate in the Company’s Supplemental Retirement Plan (“Plan”).

Salary and Bonus Deferrals
The Plan allows participants to defer up to 25% of base salary and up to 50% of annual bonus and commissions, subject to an overall maximum of $500,000 in any given year, and other terms and conditions set forth in the Plan.

Messrs. Rollins, Hubbell, and Palmer declined to participate in the Company’s Plan with respect to fiscal year 2006, although Mr. Palmer  and Ms. Graham participate in the Supplemental Retirement Plan of RPC, Inc. (“RPC”), which is described in an exhibit to the Form 10-K of RPC for fiscal year 2005. Mr. Lane and Ms. Graham have elected to participate in the Company’s Plan.

Company Contributions
The  Company  makes  certain  "Enhanced  Benefit Contributions"  under the Plan on behalf of certain Participants of long service to the Company who were 40-65 years of age or older on December  31,  2002.  The Company  makes  the  "Enhanced  Benefit  Contributions"  (as  disclosed  in  the Company's  last filed  annual  proxy  statement)  in lieu of the  benefits  that previously  accrued under the RPC, Inc.  Retirement Income Plan, which existed prior to the Company's spin-off from RPC.  Additional benefits ceased to accrue under the RPC, Inc.  Retirement Income Plan effective March 31, 2002.  Enhanced Benefit Contributions are made annually, for a maximum of seven years, subject to the Participant's continued employment with the Company.

Mr. Lane is the only Named Executive Officer who receives an Enhanced Benefit Contribution under the Company's Plan, although the Company makes a contribution on behalf of Mr. Hubbell under the RPC, Inc. Supplemental Retirement Plan. Mr. Lane's Enhanced Benefit is $21,350.50 per year. The Company has retained absolute discretion to reduce the amount of Enhanced Benefit Contributions at any time for any reason, and may elect not to make any such contributions at all. The Company currently expects that Mr. Lane's last Enhanced Benefit Contribution will be made with respect to fiscal year 2008.

In addition to the Enhanced Benefit Contributions, the Company may make discretionary contributions on behalf of a Participant under the Plan in any amount and at any  time.  The  Company  has no  obligation  to  make  any  such discretionary contribution,  has no current plans to make such a contribution on behalf of any Named Executive Officer,  and has never made any such contribution under the Supplemental Retirement Plan since its creation in August of 2002.

A copy of the Plan is filed as an exhibit to this Form 10-K. The material terms and conditions of the Plan are more particularly described in the Company’s Form 8-K filed with the U.S. Securities and Exchange Commission on December 23, 2004.

Automobile Usage

Mr. Lane is entitled to the use of a Company owned automobile. The automobile is self-insured and maintained by the Company. The Company also pays all fuel expenses. Mr. Lane’s personal use of the automobile is treated as taxable income for federal and state income tax purposes. His personal use of the automobile is valued at approximately $320 per month.

Airplane Usage

Mr. Lane is entitled to use the Company’s plane for personal use, subject to reimbursement to the Company at a rate of $300 per hour.

Other Benefits

Mr. Lane participates in the regular benefit programs, including the 401(k) plan with Company match, group life insurance, group medical and dental coverage and other group benefit plans at Chaparral Boats, Inc. Mr. Lane is also eligible for the Retirement Income Plan that was frozen in March 2002. See Supplemental Retirement Plan above for further discussion.  Messrs. Hubbell, Palmer and Ms. Graham participate in similar employee benefit programs at RPC.

All of the Named Executive Officers except Mr. Lane are also executive officers of RPC, Inc. and also receive compensation from that company. Disclosure regarding such compensation can be found in RPC, Inc.’s filings with the Securities and Exchange Commission.